Exhibit 10.27

IN ACCORDANCE WITH ITEM 601(A)(6) OF REGULATION S-K, CERTAIN INFORMATION HAS BEEN OMITTED

FROM THIS EXHIBIT BECAUSE IT CONTAINS PERSONALLY IDENTIFIABLE INFORMATION.

[***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

DEED RAISING TO PUBLIC STATUS THE “LOAN AGREEMENT” -----------------

NUMBER ONE THOUSAND FOUR HUNDRED AND EIGHTY-THREE (1,483)

In Madrid, on May thirtieth, two thousand and twenty-three. ---------------------------------------------

Before me, IÑIGO CASLA URIARTE, Notary Public of Madrid and of his Illustrious College residing in this Capital, --------------------------------------------

----------------- APPEARING-------------------

On the one hand, as lender: ---------------------

MS. ROSA MARIA QUEIPO DE LLANO ARGOTE, [***]. ----------------------------------

On the other hand, as borrower: -----------------

MR ANSELMO ANDRADE FERNÁNDEZ DE MESA, [***] . -----

The personal circumstances of the appearing parties are recorded in their respective statements.

From the identification document/s submitted by the appearing parties, I keep a copy on computer media obtained by me, in a file other than the notarial protocol, in accordance with Article 4 of ORDER EHA/114/2008, of 29 January. ------------------------

-----------TAKING PART HEREIN AS FOLLOWS-----------

A).- DOÑA ROSA MARIA QUEIPO DE TRONO ARGOTE, in the name and on behalf of, as a verbal representative, the company “APENET, S.L.”, (the “Lender”), with Tax Identification Number B-82732074, domiciled in Madrid, 28.006, Plaza del Marqués de Salamanca, number 2; incorporated indefinitely, by public deed dated July twenty-first, two thousand, authorized by the notary of Madrid, Mr. Antonio Crespo Monerri, under number 2.775 of his public records; registered with the Madrid Commercial Registry under volume 15.521, Page 148, Sheet M-261073.

Its corporate purpose is to carry out investments in commercial companies and to provide economic advisory services thereof (CNAE 6420). -----------------------

I, the Notary, warn the appearing party that the legal effectiveness of this granting is subject to the subsequent ratification thereof by the represented company, despite which, the appearing party insists on the granting of this deed, relieving me, the Notary, of all liability. -----------------------------------

BENEFICIAL OWNER: I, the Notary, hereby state for the record that the obligation of identification of the Beneficial owner imposed by Spanish Law 10/2010, of 28 April, has been complied with, the result of which is recorded in the deed authorized by the Notary of Madrid, Mr Ignacio Manrique Plaza, on June twenty-fifth of two thousand and fifteen, under number 1,801 of his public records, his representative hereby stating that the content thereof has not been modified. -----

Pursuant to the provisions of Spanish Law 11/2021, of 9 July, on measures to prevent and fight tax fraud, transposing Council Directive (EU) 2016/1164, of July 12, 2016, which amends Article 23 of the Notary Act, I, the Notary, consulted the Database of revoked Tax Identification Numbers with respect to the legal entities involved herein, having not obtained any result. ------------------------------

For the purposes of Article 98 of Law 24/2001, and in accordance with the Resolution of the General Directorate of Registries and Notaries of April 12, 2002, I hereby state that in my opinion, due to the position held, the representative powers accredited to request this deed to qualified at the beginning are sufficient, in the terms indicated below. -------

B) AND MR. ANSELMO ANDRADE FERNÁNDEZ DE MESA, for and on behalf of, as a Chief Executive Officer, the commercial entity called “H2B2 ELECTROLYSIS TECHNOLOGIES, INC.”, a company duly incorporated under the laws of Delaware, registered with the Registry of the State of Delaware, domiciled at 300 Delaware Ave Ste 210-A, Wilmington, DE 19801, United States of America, with Spanish Tax Identification Number N4008308A (the “Borrower”).

In accordance with the provisions of Law 11/2021, of 9 July, on measures to prevent and fight tax fraud, transposition of Council Directive (EU)2016/1164, of 12 July 2016, which amends Article 23 of the Notary Act, I, the Notary, have consulted the Database of revoked Tax Identification Numbers with respect to the legal entities involved herein, having not obtained any result. ----

Acting in his capacity as Chief Executive Officer, a position he asserts in force, for which he was appointed, and accepted at the meeting of the Board of the company dated December 30, 2022. A copy of the minutes contained in the aforementioned meeting is shown to me, I verify it and return it, written in English, that I know enough, and translated into Spanish, duly apostilled, judging myself, the Notary, his powers as sufficient ------------------------------------------ for the granting of this deed, since he holds the organic representation of the Company, having by reason of his position the full power of representation of the Company. -------------------------------------

Having examined the authorized copy mentioned, I, Notary declare under my responsibility that, in my opinion, the representative powers alleged by the intervening attorney-in-fact are sufficient for this granting, resulting from the fact that said attorney-in-fact has sufficient powers for the act, business or contract for the purchase and sale of shares that is specifically written in this instrument. ------

I also record that I have complied with the obligation to identify the “beneficial owner” imposed by Law 10/2010, of April 28, prevention of money laundering and terrorist financing, under the terms of Article 4 of the aforementioned Law –i.e. individual who ultimately owns or controls, directly or indirectly, a percentage greater than 25% of the capital or voting rights of the granting legal entity, or that by other means exercises direct or indirect control of its management-, the result of which is recorded in the deed authorized before the Notary of Seville, Mr. Rafael José Diaz Escudero, today, under number 953 of his public records, stating the representation of the Company that the content thereof has not been modified. ------------------------------

I identify the appearing parties by their identity documents that are shown to me and they have in my opinion, as they intervene, the necessary legal capacity to grant this deed referred to above, for which purpose, -----------------------

-------------------GRANT ------------------

FIRST.- That the appearing parties, as they intervene in this act, and in my presence, seek to raise to public status by means of this granting, a loan agreement, dated May 30, 2023, which is signed by the appearing parties, as they intervene, whose signatures are legitimate because they have been recognized as theirs in my presence. ---------------------------

TWO.- The appearing parties hereby deliver to me for their notarization, such loan agreement, issued on six pages of common paper, including its annex, written on both sides, with the exception of the last one that is written on only one of their sides, being attached to this matrix. -------------------------------------

THIRD.- That in accordance with the stated above, the appearing parties formalize this deed, ratifying what was agreed in the aforementioned loan agreement, and raise it to public status---------------------

FOURTH.- The appearing parties, as they intervene, accept this deed and its legal effects in the manner in which it has been drafted. -----------

FIFTH.- The content of the aforementioned loan agreement, gains the status of executive title for all purposes provided for in Articles 517.2.4 and in accordance with Spanish Law 1/2000, of January 7th, of Civil Procedure and, in addition, will display the effects provided for in Articles 1.216, 1.924.3 and 1.929 of the Spanish Civil Code and in the other applicable legal provisions, and notwithstanding that the parties, appearing here, can get as many copies as they request of the current document, even partial.

SIXTH.- LIQUIDITY AGREEMENT------------------

1.- Determination of liquid debt. For the purposes of the provisions of Articles 572, 573 and related articles of the Civil Procedure Law, the Lender shall keep in its books a special account in the name of the Borrower in which it shall owe the principal amounts, ordinary interests, commissions, indemnity interest, costs and other sums owed by the Borrower under the loan agreement which is raised to public status by means of this deed and shall pay the sums received by the Borrower, such that the balance of such account at each time reflects the amount owed by the Borrower under the loan agreement. The parties expressly agree that the amount due in the event of execution will be the result of the liquidation made by the Lender, in accordance with the terms of this deed and the loan agreement hereby raised to public status, and will be reflected by the issuance of the corresponding certificate (which will be considered valid by the competent judge or court and which will produce full legal effects) detailing the total amount due on the date of issuance thereof, being such an amount considered liquid, expired and enforceable. -----------------------

2.- Quantity for the purposes of the execution dispatch. As established in Article 575 of the Civil Procedure Law, for the purposes of the execution dispatch, the amount claimed from the enforcement action pursuant to Grant 6.1, may be provisionally increased by up to thirty percent (30,00%) (or in the maximum amount that corresponds in accordance with the legislation in force at the relevant time) for the interest that may accrue during the execution and the costs thereof, unless, at the time the execution is dispatched, the performer justifies that, taking into account the foreseeable duration of the execution and the applicable interest rate, the interests that may accrue during the execution plus the costs thereof may exceed the aforementioned limit of thirty percent (30%), in which case the amount due resulting from the settlement will be increased, for the purposes of the execution dispatch, in the percentage indicated by the performer. ----------------------------------------- This is said and granted by the appearing parties.-----------

The pertinent legal reservations and warnings, especially those of a fiscal nature, are hereby made, regarding the provisions of Spanish Organic Law 3/2018, of 5 December, on the Protection of Personal Data and guarantee of digital rights. I, the Notary Public, warn of the tax obligations and responsibilities that the parties are responsible for in their formal, material and sanctioning aspects and of the consequences of any kind that would arise from the inaccuracy of their statements. -----------------

DATA PROTECTION: ------------------------------

The appearing party/s are informed of the following: ------------------------------------------

Your personal data will be processed in this Notary Office, which are necessary for the fulfillment of the legal obligations of the exercise of the notarial public function, in accordance with the provisions of the regulations provided for in the notarial, anti-money laundering, tax and, where appropriate, substantive legislation applicable to the act or documented legal business. Communication of personal data is a legal requirement, the grantor being obliged to provide the personal data, and being informed that the consequence of not providing such data is that it would not be possible to authorize or intervene in this public document. The data will be with confidential character. ----------

The purpose of the data processing is to comply with the regulations for authorizing/intervening this document, its invoicing, subsequent follow-up and the functions inherent to the mandatory notarial activity, from which may derive the existence of automated decisions, authorized by law, adopted by the Public Administrations and assignee entities authorized by law, including the elaboration of accurate profiles necessary for the prevention and investigation by the competent authorities of money laundering and financing of terrorism. -------------

The Notary Public shall transfer such data when mandatory to the Public Administrations, to the entities and subjects stipulated by Law and, if applicable, to the Notary Public who succeeds or replaces the current Notary Public in this notary's office. --------------------------------------------

The data provided will be kept for the years necessary to comply with the legal obligations of the Notary or whoever replaces or succeeds him. --------

You may exercise your rights of access, rectification, erasure, limitation, portability and opposition to processing by mail before the authorizing Notary, located at Madrid-C.P.-28020, CALLE POETA JOAN MARAGALL, No. 38, 6oD. You also have the right to lodge a complaint with a supervisory authority. -----

The data will be processed and protected according to the Notarial Legislation, Spanish Organic Law 3/2018, of 5 December, on the Protection of Personal Data and guarantee of digital rights (or the Law that replaces it) and its implementing regulations, and Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data and repealing the Directive 95/46/EC. -------------------------------------------

Having read this deed by the appearing party, and by me, that I explain it as appropriate, and being aware of its content, as stated, it is found to be in agreement, it is ratified and signed with me, the Notary, that: If it has been identified by what results from its documentation exhibited in the appearance of this deed, as established by the Spanish Organic Law of Notary Public, as a supplementary means, that its consent has been freely provided, that this granting is in accordance with the current legality and its duly informed will; and, in general, ----------------

From all that is contained in this public instrument, issued on seven pages of stamped paper exclusively for notarial documents, this and the six previous correlative documents, I ATTEST. ----------

The signatures of the appearing parties follow. Signed: Iñigo Casla Uriarte. Signed. There is the stamp of the Notary Office. ------------------------------

*FOLLOWS ATTACHED DOCUMENTATION*

[A negative certificate of revocation of the Tax Identification Number of Apenet, S.L. is attached]

[A negative certificate of revocation of the Tax Identification Number of H2B2 Electrolysis Technologies, Inc. is attached]

LOAN AGREEMENT

BETWEEN

APENET, S.L.U.

As Lender

And

H2B2 ELECTROLYSIS TECHNOLOGIES, INC.

As Borrower

Madrid, 30 May 2023

INDEX

PARTIES		18
WHEREAS		18
CLAUSES		19
1.	GRANTING OF THE LOAN	19
2.	DISBURSEMENT OF THE LOAN	19
3.	USE OF THE LOAN	19
4.	LOAN TERM AND MATURITY	19
5.	LOAN REPAYMENT	19
6.	early REPAYMENT FEE	20
7.	INTERESTS	21
8.	DEFAULT INTERESTS	21
9.	opening FEE	21
10.	payments	21
11.	information obligations	21
12.	early TERMINATION EVENT	22
13.	ASSIGNMENT	22
14.	EXPENSES AND TAXES	22
15.	AMENDMENTS	22
16.	NOTICES	23
17.	NULLITY OR ILLEGALITY	23
18.	NOTARIZATION	23
19.	APPLICABLE LAW	23
20.	JURISDICTION	24

LOAN AGREEMENT

In Madrid, on 30 May 2023.

PARTIES

On the one hand,

Apenet, S.L.U., a company duly incorporated under the laws of the Kingdom of Spain, with corporate address at Plaza del Marqués de Salamanca, 2, Madrid, registered with the Commercial Registry of Madrid, under Volume 15,521, Page 148, Sheet M-261073, and holder of tax identification number (N.I.F) B-82732074 (the “Lender”).

The Lender is duly represented in this act by Ms. Rosa Queipo de Llano, acting in her capacity as verbal representative of the Lender.

And on the other hand,

H2B2 Electrolysis Technologies, Inc., a company duly incorporated under the laws of Delaware, registered with the Commercial Registry of the State of Delaware, with its corporate address at 300 Delaware Ave Ste 210-A, Wilmington, DE 19801, United States of America (the “Borrower” or “H2B2”).

The Borrower is duly represented in this act by Mr. Anselmo Andrade Fernández de Mesa, [***], who acts in his capacity as Managing Director of the Borrower.

Hereinafter, the Lender and the Borrower may be referred to jointly as the “Parties” and individually and indistinctly as a “Party”.

WHEREAS

I.	On the date of signing of this agreement, the Lender makes available to the Borrower the amount of FOURTEEN MILLION FIVE HUNDRED THOUSAND EUROS (€ 14,500,000) as a loan (the “Loan”).

II.	Immediately following the signing of this agreement, Ardachon, S.L. (“Ardachon”), as seller, and H2B2, as purchaser, will grant a sale and purchase deed of certain shares representative of the share capital of H2B2 owned by Ardachon. H2B2 shall use the amount of the Loan for the payment of the price of 191,333 H2B2 shares representing 1.87% of the share capital of said company, at a price per share of SEVENTY-FIVE EUROS (€ 75) (the “Purchase”).

III.	The Parties, mutually recognizing the necessary legal capacity, wish to regulate the terms and conditions under which the Borrower must pay back the Loan to the Lender together with the Interest and fees provided for therein, agreeing to sign this loan agreement (the “Agreement”), in accordance with the following:

CLAUSES

1.	GRANTING OF THE LOAN

The Lender grants the Borrower, and the Borrower accepts the Loan, to which the terms and conditions provided for in this Agreement shall apply.

2.	DISBURSEMENT OF THE LOAN

2.1	The Lender shall make available to the Borrower the Loan by wire transfer made in favor of the Borrower to the account number [***] opened in the Borrower’s name at [***] (the “Transfer”).

A copy of the Transfer is attached as Annex 2.1 to this Agreement.

2.2	The Borrower hereby receives and accepts the Transfer and grants the most effective payment letter in favor of the Lender.

3.	USE OF THE LOAN

3.1	The Loan shall be used solely and exclusively for the payment of the purchase of 191,333 shares representing 1.87% of the share capital of H2B2 (the “Shares”) at a price of SEVENTY-FIVE EUROS (€ 75) per share, without any obligation of the Lender to verify the destination of the funds made available by virtue of the Loan.

4.	LOAN TERM AND MATURITY

4.1	The Loan shall be valid for a period of three (3) years from the date of signing this Agreement, this is, until 30 May 2026 (the “Maturity Date”), the date on which the Lender shall fully repay the entire Loan in accordance with the provisions of Clause 5.1 below.

5.	LOAN REPAYMENT

5.1	Ordinary Repayment

The Borrower shall repay to the Lender all amounts due by virtue of this Agreement, including principal and Interest (as such term is defined in Section 6), expenses, fees, costs or any other item on the Maturity Date.

5.2	Voluntary Early Repayment

The Borrower may voluntarily repay all or part of the amounts due pursuant to this Agreement, including the principal and capitalized Interest (as such term is defined in Clause 7) in accordance with the provisions of Clause 7 (Interest) below, expenses, fees, costs or any other item, at any time by notifying the Lender at least ten (10) business days in advance.

The Borrower may not re-dispose of the repaid amounts of the Loan.

5.3	Mandatory Early Repayment

5.3.1	In the event that the Borrower obtains funds from third parties through one or more placements or sales of H2B2 shares (the “Private Placement”) for an aggregate amount greater than FORTY MILLION EUROS (€ 40,000,000) (the “Private Placement Threshold”), the Borrower shall allocate to the early repayment of the Loan all amounts exceeding the Private Placement Threshold, after deducting reasonable taxes and expenses incurred by the Borrower in connection with the Private Placement.

The Borrower shall proceed to early repay the Loan within five 5 business days from receipt of the funds derived from the corresponding Private Placement.

5.3.2	In the event that the Borrower’s free cash exceeds the amount of TEN MILLION EUROS (€ 10,000,000) (the “Minimum Free Cash”), the Borrower must allocate all amounts exceeding the Minimum Free Cash to the early repayment of the Loan.

For clarification purposes, the Lender and the Borrower expressly state that the amounts obtained by the Borrower in the context of a Private Placement will not be taken into account for the purposes of calculating the Minimum Free Cash. Consequently, the amounts obtained by the Borrower in the Private Placement shall not, under any circumstances, entail a mandatory early repayment of the Loan in accordance with the provisions of this Clause 5.3.2.

5.3.3	For the purposes of determining the free cash of H2B2, the Chief Executive Officer of H2B2 shall issue a certificate, within five (5) days following the end of each quarter, stating the amount of cash available from the Lender, as well as the amount that, in accordance with the provisions of this Clause, must be allocated to the early repayment of the Loan.

When the early repayment event provided for in this Clause 5.3.2 has occurred, the Borrower shall proceed to early repay the Loan within three (3) calendar days following the end of the corresponding quarter.

5.3.4	The Parties, by signing this Agreement, undertake to negotiate in good faith, downwards, the amounts of the Private Placement Threshold and the Minimum Free Cash, depending on the valuation obtained from the Private Placement and the Borrower’s compliance with the business plan.

6.	early REPAYMENT FEE

In the event that the Borrower makes any repayment of the Loan, either voluntary or mandatory, in accordance with the provisions of Clauses 5.2 and 5.3, respectively, by 30 May 2024, the Borrower shall pay the Lender, on the date of the corresponding repayment, in addition to the amounts required by virtue of this Agreement in relation to the relevant repayment, the Interest that would have accrued, and therefore capitalized, until 30 May 2024 inclusive.

7.	INTERESTS

The Loan will accrue 10% annual interest (the “Interest”).

The time elapsed between the date of signing of this Agreement and the Maturity Date will be divided into annual interest periods, the last of which will end on the Maturity Date (individually, the “Interest Period” and, jointly, the “Interest Periods”).

Interest will accrue on a day-to-day basis and will be calculated based on a 360-day year and based on the number of days actually elapsed, on the amount of the Loan (which will include, for clarification purposes, the capitalization of the Opening Fee provided for in Clause 9 (Opening Fee) below) with respect to each Interest Period.

The Parties agree that the accrued Interest shall be capitalized on the end date of each Interest Period and shall be paid on the Maturity Date as part of the principal of the Loan due.

8.	DEFAULT INTERESTS

If the Borrower does not pay on the corresponding date any of the amounts that it must pay in accordance with the provisions of this Agreement, the unpaid amount will accrue interest from the date due until the date on which the payment is made effectively at an annual interest rate of 13%.

The default interest referred to in this Clause will also be considered as the procedural default interest for the purposes of the provisions of Article 576 of Spanish Law 1/2000, of 7 January, on Civil Procedure (the “Civil Procedure Law”).

9.	opening FEE

9.1	The Borrower shall pay the Lender within five (5) business days following the date of this Agreement an opening fee equivalent to 3% of the amount of the Loan, i.e., € 435,000 (the “Opening Fee”).

10.	payments

On each date on which the Borrower is required to make a payment pursuant to this Agreement, the Borrower shall make available to the Lender the amounts corresponding to the value of the date on which such payment is to be made in the following bank account number [***] held by the Lender at [***].

11.	information obligations

Subject to the Lender’s compliance with market abuse and insider trading regulations, including, without limitation, Regulation (EU) No. 596/2014 of the European Parliament and of the Council, of 16 April 2014, on market abuse (“MAR”), as well as any American market abuse regulations, the Borrower shall provide the Lender with any financial information, company or of any other nature that is required to report to the market once its shares begin to trade on any regulated market. The delivery of said information will be carried out on the same day, or if not possible, the day after said reporting.

Likewise, subject to compliance by the Lender with the provisions of the market abuse and insider trading regulations, including, without limitation, the MAR, as well as any American regulations on market abuse, the Borrower shall be obliged to provide the Lender with any information that the Borrower makes available to its shareholders or creditors.

The Borrower must include in the information it provides to its potential investors the existence of this Loan, as well as its willingness to early repay the Loan prior to the Maturity Date. Likewise, the Borrower must reflect in the business plan relating to each of the fiscal years during which the Loan is ongoing, the existence of the Loan, as well as its willingness to early repay the Loan prior to the Maturity Date.

12.	early TERMINATION EVENT

In the event that:

(a)	The Borrower ceases to comply with its payment obligations relating to the principal amount, Interest or of the Opening Fee pursuant to the terms set forth in this Agreement; or

(b)	The Borrower fails to comply with any of its payment obligations, other than those provided for in this Agreement, at their respective maturities, or at the end of the applicable grace period,

the Lender may, by notice to the Borrower, declare the early maturity of the amounts due as principal, Interest, default interest, fees, expenses and taxes provided for in this Agreement, that, from then on, will be considered liquid, due and enforceable.

13.	ASSIGNMENT

13.1	This Agreement and the rights and obligations hereunder may not be assigned, delegated or otherwise transferred by either Party without the prior written consent of the other Party. Any attempted assignment in violation of this clause shall be void.

14.	EXPENSES AND TAXES

14.1	The Borrower shall pay the Lender all expenses and costs (including, but not limited to, the expenses of the Lender’s legal advisors) incurred in the negotiation, execution, signing and, where appropriate, early termination and claim of the amounts owed in accordance with the provisions of this Agreement, within three (3) days of the Lender’s proof of such expenses and costs.

14.2	Likewise, the notary expenses derived from notarization, in accordance with the provisions of Clause 18 (Notarization) of this Agreement, shall be borne by the Borrower.

15.	AMENDMENTS

This Agreement may not be modified, altered or supplemented if it is not by means of a document duly signed by both Parties, and any costs and expenses that may be incurred as a result of the modification of this Agreement shall be borne by the Borrower.

16.	NOTICES

16.1	Any notice, communication or requirement related to this Agreement must be made in writing and by a person authorized for these purposes.

16.2	The Parties designate the following addresses for the purposes of notices or communications in relation to this Agreement:

For the Lender:

- Attn:	[***]

- Address:	[***]

- Tel:	[***]

- Email:	[***]

For the Borrower:

- Attn:	[***]

- Address:	[***]

- Email:	[***]

16.3	All notifications must be made to the addresses indicated in Clause 16.2 above, unless one of the Parties notifies the other Party in writing of the change of address, with a minimum notice of five (5) calendar days.

17.	NULLITY OR ILLEGALITY

If any of the provisions of this Agreement is or becomes void, illegal or ineffective, the validity, legality and effectiveness of the remaining provisions shall in no event be affected or impaired. In such case, the Parties shall negotiate in good faith the new terms of the void, illegal or ineffective provision in such a way that its effects are as similar as possible to those of the original void, illegal or ineffective provisions.

18.	NOTARIZATION

The Parties undertake to raise to public status this Agreement today before the notary appointed for such purposes by the Borrower, so that the Agreement acquires the status of an enforceable title for the purposes of Article 571 et seq. of the Civil Procedure Law.

19.	APPLICABLE LAW

The Parties agree that this Agreement shall be governed by the laws of the Kingdom of Spain.

20.	JURISDICTION

The Parties agree to submit any dispute that may arise in relation to the signing, interpretation, execution, termination or rescission of this Agreement to the exclusive jurisdiction of the courts and tribunals of the City of Madrid.

AND IN WITNESS WHEREOF, the Parties sign this Agreement with its Annexes, which form an integral part hereof, in two (2) copies, at the place and on the date indicated in the heading.

THE LENDER	THE BORROWER

[DULY SIGNED]	[DULY SIGNED]

/s/ Rosa Queipo de Llano	/s/ Anselmo Andrade Fernández de Mesa
APENET, S.L.U. represented by Ms. Rosa Queipo de Llano	H2B2 ELECTROLYSIS TECHNOLOGIES, INC. represented by Mr. Anselmo Andrade Fernández de Mesa

Annex 2.1
SWIFT justifying of the Transfer

RATIFICATION PROTOCOL (diligencia de ratificación). (Referring to deed number 1,483 dated May thirty, two thousand and twenty-three of the public records of Mr. Iñigo Casla Uriarte). -----------

On the thirty-first of May of two thousand and twenty-three, before me, IÑIGO CASLA URIARTE, Notary Public of Madrid and of the Illustrious College with residence in this Capital, ---------------------------------------

--------------------APPEARING ---------------------

MR JOSÉ MARÍA PACHECO GUARDIOLA, [***] -

His personal circumstances are reflected through his statements. -----------------------------------------

----------TAKING PART HEREIN AS FOLLOW-----------

In the name and on behalf of, as Joint and Several Director of the company “APENET, S.L.”, (“the Lender”), with Tax Identification Number B-82732074, with address for these purposes in Madrid, 28.006, Plaza del Marqués de Salamanca, number 2; incorporated for an indefinite period, by public deed dated July twenty-first, two thousand, authorized by the notary of Madrid, Mr Antonio Crespo Monerri, under number 2,775 of his public records; registered with the Commercial Registry of Madrid under volume 15,521, page 148, sheet M-261073. ---------------------------------------------

Its corporate purpose is to carry out investments in commercial companies and to provide economic advisory services thereof (CNAE 6420). -- He was appointed to his position, a position he asserts in force, indefinitely, under the agreements of the General Meeting of Shareholders, dated November eighteen, two thousand and sixteen, raised to public status by means of a deed granted on the November twenty-second of two thousand and sixteen, before the Notary Public of Madrid Mr Andrés Domínguez Nafría, under number 3.808 of his public records, of which I have had a copy authorized and registered (registration 4 of the company sheet). His powers are derived from his position. In my opinion, his representative powers for this sale and purchase of shares are sufficient. ---------------------

The appearing party states that the identification details of the company that it represents, especially the corporate purpose and domicile, have not changed with respect to those stated in the reliable document submitted. ------------------------

BENEFICIAL OWNER: I, the Notary, expressly state for the record that the obligation of identification of the beneficial owner imposed by Spanish Law 10/2010, of 28 April, the result of which is recorded in the minutes authorized by the Notary of Madrid, Mr Ignacio Manrique Plaza, on June twenty-fifth of two thousand and fifteen, under number 1,801 of his public records, and the representative hereby states that the content thereof has not been modified. ------------------------------

Pursuant to the provisions of Spanish Law 11/2021, of 9 July, on measures to prevent and fight tax fraud, on the transposition of Council Directive (EU) 2016/1164, of 12 July 2016, which amends Article 23 of the Notary Act, I, the Notary, have consulted the Database of revoked Tax Identification Numbers with respect to the legal entities involved herein, having not obtained any results. -------------------------------

For the purposes provided for in Article 98 of Law 24/2001, and in accordance with the Resolution of the General Directorate of Records and Notaries of April 12, 2002, I hereby state that in my opinion, due to the position held, the representative powers to urge this deed to the qualified principle are sufficient, in the terms indicated below. -------

I identify him by means of his identity document on file and judge, as he is in good standing, and legitimacy necessary to grant this ratification protocol, and for this purpose, --------------------

------------------ EXHIBIT ----------------------

That as he intervenes, having been informed of the full contents of the foregoing DEED, together with the notarized loan agreement, he declares that he knows, accepts and ratifies in full and expressly in all its terms and extremes and without any reservation, consenting to all the terms and conditions resulting from said instrument, confirming the actions of Mrs. Rosa María Queipo de Llano Argote, who acted as verbal representative of the company hereunder represented.

This is what he says and grants. --------------

The corresponding legal reservations and warnings have been made. -------------------------------------

In accordance with the provisions of Spanish Organic Law 15/1999, of Personal Data Protection, the appearing parties are informed of and accept the incorporation of their data into the automated files existing in the Notary Office, which will be kept confidential, without prejudice to the mandatory submissions to the Public Administrations stipulated by Law, and, if applicable, the Notary succeeding the current Notary, and/or take over his protocol. -----

I read this protocol, in accordance with the legality, to the undersigned by his choice; having been informed of its contents, as he declares, he freely consents to it and signs it with me, the Notary Public, who attest to the contents and to the fact that it is written on three sheets of exclusive notarial stamped paper, of series and number HE5062191 and the following two in increasing correlative order., attest to it. -

The signatures of the appearing parties follow.

Signed: Íñigo Casla Uriarte. Signed. There is the stamp of the Notary Office. ------------------------------------------------------------------------------